Exhibit 99.1

FOR IMMEDIATE RELEASE
February 6, 2012

CONTACT:
Investors - (301) 968-9300
Media - (301) 968-9400

AMERICAN CAPITAL AGENCY CORP.
REPORTS NET INCOME OF $0.99 PER SHARE;
$2.27 COMPREHENSIVE INCOME PER SHARE and
$27.71 NET BOOK VALUE PER SHARE

Bethesda, MD - February 6, 2012 - American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported net income and comprehensive income for the fourth quarter of 2011 of $208.7 million and $476.8 million, respectively, or $0.99 per share and $2.27 per share, respectively, and net book value of $27.71 per share. Economic return, defined as dividends plus the change in net book value, for the year was $9.07 per share, or 37%.

FOURTH QUARTER 2011 FINANCIAL HIGHLIGHTS

•	$2.27 comprehensive income per share, comprised of:

◦	$0.99 net income per share

◦	$1.28 other comprehensive income per share

•	$0.98 net spread income per share

◦	Comprised of interest income, net of cost of funds (including interest rate swaps) and operating expenses

◦	Impacted by timing of fourth quarter equity raise, higher year-end repo rates and higher projected constant prepayment rates ("CPR")

◦	$1.01 per share, excluding $0.03 per share "true-up" of estimated premium amortization cost due to changes in projected CPR

•	$1.61 estimated taxable income per share

•	$1.40 dividend declared per share

•	$0.80 estimated undistributed taxable income per share as of December 31, 2011

◦	Increased $24 million from $156 million as of September 30, 2011 to $180 million as of December 31, 2011

◦	On a per share basis, decreased $0.05 from $0.85 per share as of September 30, 2011

•	$27.71 net book value per share as of December 31, 2011

◦	Increased $0.81 per share from $26.90 per share as of September 30, 2011

American Capital Agency Corp.
February 6, 2012

•	33% annualized economic return

◦	Comprised of $1.40 dividend per share and $0.81 increase in net book value per share

OTHER FOURTH QUARTER HIGHLIGHTS

•	$55 billion investment portfolio as of December 31, 2011

•	7.9x leverage as of December 31, 2011, including net payable for unsettled securities

◦	7.6x average leverage for the quarter

•	9% actual CPR for securities held during the quarter

◦	14% average projected life CPR as of December 31, 2011

•	1.90% annualized net interest rate spread for the quarter

◦	1.94% net interest rate spread as of December 31, 2011

•	$1.1 billion of net proceeds raised in a follow-on equity offering

◦	Equity issuance was accretive to net book value at the time of the offering

2011 FULL YEAR FINANCIAL HIGHLIGHTS

•	$7.50 comprehensive income per share, comprised of:

◦	$5.02 net income per share

◦	$2.48 other comprehensive income per share

•	$4.66 net spread income per share

•	$6.70 estimated taxable income per share

◦	$5.60 dividends declared per share

◦	Estimated undistributed taxable income increased from $0.60 per share as of December 31, 2010 to $0.80 per share as of December 31, 2011

•	$3.47 per share, or 14%, increase in net book value from $24.24 per share as of December 31, 2010 to $27.71 per share as of December 31, 2011

•	37% economic return

◦	$5.60 dividends per share and $3.47 increase in net book value per share

"Last year was another challenging year, with significant volatility in both interest rates and prepayments," commented Gary Kain, President and Chief Investment Officer. “Despite this backdrop, AGNC was able to produce an economic (or mark-to-market) return of 37% for the year through the combination of dividends totaling $5.60 per share and book value growth of $3.47 per share."

"As we enter 2012, we continue to be very optimistic about the future of our business," added Mr. Kain. "The Federal Reserve recently stated that it expects short term interest rates to remain extremely low through at least late 2014. In addition, we continue to believe our portfolio remains very well positioned for the current environment, as evidenced by the favorable prepayment performance of our specific mortgage holdings and the composition of our hedge book. In aggregate, while margins have certainly compressed, the durability of very attractive investment returns has been enhanced.”

“This quarter, following our discontinuation of hedge accounting for GAAP as of the end of last quarter, we have chosen to add Comprehensive Income to our financial highlights," continued Mr. Kain. "We believe this is the most appropriate GAAP measure of our earnings performance since it reflects not only the income and gains we generated from our portfolio, net of any financing and economic hedging costs, but also the change in market value of our assets and derivative instruments.”

“This was another excellent year for American Capital Agency,” commented Malon Wilkus, Chief

American Capital Agency Corp.
February 6, 2012

Executive Officer. “Gary and the team continue to deliver excellent returns and with the support of its shareholders, AGNC has emerged as one of the leading mortgage investment franchises. Since its beginning in 2008, with an equity base of $300 million, AGNC has grown to over $6 billion in equity and has paid out $1.3 billion in dividends to its shareholders, producing approximately a 35% annualized rate of return. AGNC is a great example of how private capital can support the U.S. housing market.”

INVESTMENT PORTFOLIO
As of December 31, 2011, the Company's investment portfolio totaled $54.7 billion of agency securities, at fair value, comprised of $51.5 billion of fixed-rate securities, $2.8 billion of adjustable-rate securities and $0.4 billion of collateralized mortgage obligations (“CMOs”) backed by fixed and adjustable-rate securities, including principal and interest-only strips. As of December 31, 2011, the Company's fixed-rate investment portfolio was comprised of $20.2 billion ≤15-year fixed-rate securities, $5.7 billion 20-year fixed-rate securities and $25.6 billion 30-year fixed-rate securities.

CONSTANT PREPAYMENT RATES
The actual CPR for the Company's portfolio during the fourth quarter was 9%, an increase from 8% during the third quarter. The most recent CPR published in January 2012 for the Company's portfolio held as of December 31, 2011 was 8%. The weighted average projected CPR for the remaining life of all of the Company's investments held as of December 31, 2011 was 14%, an increase from 13% as of September 30, 2011, or approximately 56% higher than the fourth quarter CPR.

The Company amortizes or accretes premiums and discounts associated with purchases of agency securities into interest income over the estimated life of such securities based on actual and projected CPRs, using the effective yield method. The weighted average cost basis of the investment portfolio was 104.7% as of December 31, 2011; therefore, slower actual and projected prepayments can have a meaningful positive impact, while faster actual or projected prepayments can have a meaningful negative impact, on the Company's asset yields.

The amortization of premiums (net of any accretion of discounts) on the investment portfolio for the quarter was $121.2 million, or $0.58 per share. The unamortized net premium balance as of December 31, 2011 was $2.4 billion. The increase in the Company's weighted average projected CPR resulted in recognition of an estimated $7 million (or $0.03 per share) "true-up" of estimated premium amortization cost during the quarter.

“Our portfolio continued to exhibit stable prepayment speeds at a 9% CPR during the quarter," said Chris Kuehl, Senior Vice President of Mortgage Investments. "We are very pleased with the prepayment performance on our securities and, equally as important, we believe that our portfolio remains well positioned for the future.”

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD
During the quarter, the annualized weighted average yield on the Company's investment portfolio was 3.06% and its annualized average cost of funds was 1.16%, which resulted in a net interest rate spread of 1.90%, a decrease of 24 bps from the third quarter of 2011. As of December 31, 2011, the weighted average yield on the Company's investment portfolio was 3.07% and its weighted average cost of funds was 1.13%. This resulted in a net interest rate spread of 1.94% as of December 31, 2011, unchanged from September 30, 2011.

American Capital Agency Corp.
February 6, 2012

The Company's average asset yield for the fourth quarter declined 8 bps to 3.06% from 3.14% for the third quarter. The Company's average asset yield reported as of December 31, 2011 declined 11 bps to 3.07% from 3.18% as of September 30, 2011. The decline in the Company's average asset yields was attributable to lower yields on new investments coupled with the increase in projected CPRs.

The Company's average cost of funds (comprised of repurchase agreements ("repos") and interest rate swaps) increased 16 bps to 1.16% for the fourth quarter, from 1.00% for the third quarter, due to higher year-end repo rates (40 bps as of December 31, 2011 compared to 28 bps as of September 30, 2011) and a higher intra-quarter ratio of interest rate swaps to repurchase agreements outstanding during the fourth quarter compared to the third quarter. However, despite higher year-end repo rates, the Company's average cost of funds as of December 31, 2011 decreased 11 bps to 1.13%, from 1.24% as of September 30, 2011, due to a decline in the ratio of interest rate swaps to repurchase agreements as of year-end.

The Company's net spread income for the quarter was also impacted by the timing of the Company's fourth quarter equity raise, which closed on November 1, 2011, and a longer than average deployment period of the offering proceeds into interest earning assets compared to the Company's prior equity raises.

LEVERAGE AND HEDGING ACTIVITIES
As of December 31, 2011, the Company had total repurchase agreement and other debt outstanding of $47.7 billion, resulting in a leverage ratio of 7.7x. When adjusted for the net payable for agency securities not yet settled, the leverage ratio was 7.9x as of December 31, 2011. The average leverage for the quarter was 7.6x, which is calculated as the daily weighted average repurchase agreements and other debt balance outstanding divided by the average month-ended stockholders' equity for the quarter.

The $47.7 billion borrowed under repurchase agreements as of December 31, 2011 had original maturities consisting of:

•	$2.7 billion of one month or less;

•	$9.2 billion between one and two months;

•	$15.3 billion between two and three months;

•	$16.5 billion between three and six months;

•	$2.4 billion between six and nine months; and

•	$1.6 billion between nine and twelve months.

The Company increased the weighted average original maturity of its repurchase agreements to 90 days as of December 31, 2011, from 57 days as of September 30, 2011. As of December 31, 2011, the Company's repurchase agreements had a weighted average remaining days to maturity of 51 days.

As of December 31, 2011, the Company had repurchase agreements with 29 financial institutions. Less than 5% of the Company's equity was at risk with any one repo counterparty as of December 31, 2011, with the top five repo counterparties representing less than 18% of the Company's equity at

American Capital Agency Corp.
February 6, 2012

risk.

The Company's interest rate swap positions as of December 31, 2011 totaled $30.3 billion in notional amount at an average fixed pay rate of 1.57%, a weighted average receive rate of 0.35% and a weighted average maturity of 3.5 years. During the quarter, the Company increased its swap position, including forward starting swaps ranging up to six months, by $3.9 billion in conjunction with an increase in the portfolio size. The new swap agreements entered into during the quarter have an average contractual term of approximately 5.5 years and a weighted average fixed pay rate of 1.45%. The Company enters into swaps with longer maturities with the intention of protecting its net book value and longer term earnings potential.

The Company also utilizes interest rate swaptions to mitigate the Company's exposure to larger changes in interest rates. During the quarter, the Company added $1.2 billion of payer swaptions at a cost of $10.7 million, while $1.2 billion of payer swaptions from previous quarters expired for a total loss of $7.0 million. As of December 31, 2011, the Company had $3.2 billion in payer swaptions outstanding at a market value of $10.6 million with an average option term of 7.4 months and an average underlying interest rate swap term of 7.7 years.

As of December 31, 2011, 63% of the Company's repurchase agreement balance and other debt was hedged through interest rate swap agreements, which is a decrease from 69% as of September 30, 2011. If net unsettled purchases and sales of securities are incorporated, this percentage decreases to 62% as of December 31, 2011, a decrease from 71% as of September 30, 2011. These percentages do not reflect the swaps underlying the payer swaptions noted above.

DISCONTINUATION OF HEDGE ACCOUNTING
During the third quarter, the Company discontinued its election to account for interest rate swaps as cash flow hedges under GAAP. With the change in practice, the Company stopped the designation of new swap contracts as cash flow hedges during the third quarter and de-designated all remaining swap contracts on September 30, 2011. All changes in the fair value of swap contracts are now recorded in net income rather than in other comprehensive income (a separate component of equity).

“As we announced last quarter, our decision to discontinue hedge accounting for interest rate swaps was done in order to give us greater flexibility to manage the term of our liabilities,” said Peter Federico, Senior Vice President and Chief Risk Officer. “Our third quarter Form 10-Q includes a full discussion of how our discontinuation of hedge accounting impacts our accounting for interest rate swaps going forward, but the main impact is that all future swap related gains or losses are now immediately reflected in current net earnings through other income. As a result, we expect that our GAAP net income will be more volatile. This increased volatility in earnings is not reflective of any change to our true economic risk profile. To gain better insight into our economic risk profile, we encourage investors to look at our comprehensive income and net book value, which capture both the results of our operations as well as the change in market value of our assets and derivative instruments, regardless of accounting geography.”

OTHER INCOME (LOSS), NET
During the quarter, the Company recorded a loss of $24.5 million in other income (loss), net, or $0.12 per share. Other income (loss), net is comprised of:

•	$112.1 million of net realized gains on sales of agency securities;

American Capital Agency Corp.
February 6, 2012

•	$33.3 million of other interest rate swap periodic interest costs (recognized in addition to $53.6 million of interest rate swap costs recorded in interest expense);

•	$6.8 million of realized losses on termination of interest rate swaps;

•	$71.7 million of net unrealized losses on interest rate swaps;

•	$10.9 million of net realized losses on other derivative instruments and securities; and

•	$13.9 million of net unrealized losses on other derivative instruments and securities.

Other derivative instruments and securities generally represent instruments that are used in addition to interest rate swaps (such as swaptions and short or long positions in “to-be-announced” mortgage securities (“TBA's”), Markit IOS total return swaps and treasury securities) to supplement the Company's interest rate risk management strategies.

OTHER COMPREHENSIVE INCOME
During the quarter, the Company recorded other comprehensive income of $268.1 million, or $1.28 per share, comprised of $214.5 million of net unrealized gains on agency securities and $53.6 million of net unrealized gains on interest rate swaps. The net unrealized gains on interest rate swaps consists of the amortization of the deferred loss that is reclassified into interest expense for interest rate swaps that were de-designated as hedges in the third quarter of 2011.

INCOME TAX
During the quarter, the Company recorded an income tax provision of $5.1 million, or $0.02 per share, comprised of an income tax provision of $3.6 million attributable to the Company's taxable REIT subsidiary and $1.5 million attributable to Federal excise tax.

ESTMATED TAXABLE INCOME
Estimated taxable income for the fourth quarter was $1.61 per share, or $0.62 higher than GAAP net income per share. The primary differences between tax and GAAP net income are (i) unrealized gains and losses associated with interest rate swaps and other derivatives and securities marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) temporary differences related to the amortization of premiums paid on investments and (iii) timing differences in the recognition of certain realized gains and losses.

NET BOOK VALUE
As of December 31, 2011, the Company's net book value per share was $27.71, or $0.81 higher than the September 30, 2011 net book value per share of $26.90. While securities backed by generic mortgages experienced modest appreciation during the quarter, the Company's net book value per share primarily benefited from incremental price appreciation on securities backed by loans issued through the U.S. Government sponsored Home Affordable Refinance Program (or "HARP"), which significantly outperformed generic securities, as well as incremental price appreciation on lower loan balance pools, which also performed well relative to generic securities.

FOURTH QUARTER 2011 DIVIDEND DECLARATION
On December 12, 2011, the Board of Directors of the Company declared a fourth quarter dividend of $1.40 per share paid on January 27, 2012, to stockholders of record as of December 22, 2011. Since its May 2008 initial public offering, the Company has paid a total of $1.3 billion in dividends, or $18.86 per share. After adjusting for the fourth quarter accrued dividend, the Company had approximately $180.4 million of estimated undistributed taxable income as of December 31, 2011, or $0.80 per share.

American Capital Agency Corp.
February 6, 2012

The Company has also announced the tax characteristics of its 2011 dividend. The Company's 2011 dividend of $5.60 per share consisted of $5.33 per share of ordinary income and $0.27 per share of long-term capital gains for federal income tax purposes. Stockholders should receive an IRS Form 1099-DIV containing this information from their brokers, transfer agents or other institutions. For additional detail please visit the Company's website at www.AGNC.com.

FIRST QUARTER 2012 DIVIDEND DECLARATION
On February 6, 2012, the Board of Directors of the Company declared a first quarter dividend of $1.25 per share payable on April 27, 2012 to common shareholders of record as of March 7, 2012, with an ex-dividend date of March 5, 2012.

FINANCIAL STATEMENTS, OPERATING PERFORMANCE AND PORTFOLIO STATISTICS
The following measures of operating performance include net spread income and estimated taxable income, which are non-GAAP financial measures. Please refer to "Use of Non-GAAP Financial Information" later in this release for further discussion of non-GAAP measures.

American Capital Agency Corp.
February 6, 2012

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Assets:
Agency securities, at fair value (including pledged securities of $50,824,676, $38,860,353, $35,117,998, $23,263,144 and $12,270,909 respectively)	$54,682,717	$41,970,419	$39,925,707	$28,192,575	$13,510,280
U.S. Treasury securities, at fair value	100,973	300,873	—	—	—
Cash and cash equivalents	1,366,895	984,393	625,850	300,574	173,258
Restricted cash	335,904	375,207	188,772	75,221	76,094
Derivative assets, at fair value	82,567	54,532	86,064	142,047	76,593
Receivable for agency securities sold	442,926	2,698,121	1,251,624	298,320	258,984
Principal payments receivable	18,834	33,831	29,254	42,667	75,524
Receivable under reverse repurchase agreements	762,899	473,800	1,388,188	—	247,438
Other assets	178,582	148,253	141,111	103,559	57,658
Total assets	$57,972,297	$47,039,429	$43,636,570	$29,154,963	$14,475,829

Liabilities:
Repurchase agreements	$47,681,234	$38,841,619	$33,505,142	$21,994,039	$11,680,092
Other debt	54,061	56,864	61,757	67,845	72,927
Payable for agency securities purchased	1,919,490	1,660,276	3,336,485	3,504,600	727,374
Derivative liabilities, at fair value	852,846	792,714	290,286	92,658	78,590
Dividend payable	313,810	257,068	180,360	135,280	90,798
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	898,636	473,247	1,459,298	—	245,532
Accounts payable and other accrued liabilities	40,417	17,385	26,596	16,040	8,452
Total liabilities	51,760,494	42,099,173	38,859,924	25,810,462	12,903,765

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, 0 shares issued and outstanding, respectively	—	—	—	—	—
Common stock, $0.01 par value; 300,000 shares authorized, 224,150, 183,620, 178,509, 128,829 and 64,856 shares issued and outstanding, respectively	2,241	1,836	1,785	1,288	649
Additional paid-in capital	5,937,190	4,829,065	4,682,070	3,314,119	1,561,908
Retained (deficit) earnings	(37,922)	67,174	73,841	76,379	78,116
Accumulated other comprehensive income (loss)	310,294	42,181	18,950	(47,285)	(68,609)
Total stockholders' equity	6,211,803	4,940,256	4,776,646	3,344,501	1,572,064
Total liabilities and stockholders' equity	$57,972,297	$47,039,429	$43,636,570	$29,154,963	$14,475,829

Net book value per share	$27.71	$26.90	$26.76	$25.96	$24.24

American Capital Agency Corp.
February 6, 2012

AMERICAN CAPITAL AGENCY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest income	$352,897	$101,019	$1,108,872	$253,005
Interest expense (1)	90,075	24,637	284,575	76,026
Net interest income	262,822	76,382	824,297	176,979

Other income (loss), net:
Gain on sale of agency securities, net	112,095	10,451	472,975	92,009
(Loss) gain on derivative instruments and other securities, net (1)	(136,639)	58,069	(446,629)	38,389
Total other income (loss), net	(24,544)	68,520	26,346	130,398
Expenses:
Management fees	18,333	4,483	54,844	11,278
General and administrative expenses	6,126	2,134	19,114	7,528
Total expenses	24,459	6,617	73,958	18,806
Income before tax	213,819	138,285	776,685	288,571
Income tax	5,105	205	6,205	455
Net income	208,714	138,080	770,480	288,116
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net	214,521	(137,046)	1,029,057	(63,968)
Unrealized gain (loss) on derivative instruments, net (1)	53,592	67,188	(650,154)	(23,815)
Other comprehensive income (loss)	268,113	(69,858)	378,903	(87,783)
Comprehensive income	$476,827	$68,222	$1,149,383	$200,333
Weighted average number of common shares outstanding - basic and diluted	210,263	55,291	153,344	36,495
Net income per common share - basic and diluted	$0.99	$2.50	$5.02	$7.89
Comprehensive income per share - basic and diluted	$2.27	$1.23	$7.50	$5.49
Dividends declared per common share	$1.40	$1.40	$5.60	$5.60

American Capital Agency Corp.
February 6, 2012

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INTEREST INCOME TO ADJUSTED NET INTEREST INCOME AND NET SPREAD INCOME (2)
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended				For the Year Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2011
Interest income	$352,897	$326,754	$264,728	$164,493	$1,108,872
Interest expense:
Repurchase agreements and other debt	36,483	23,982	17,554	12,466	90,485
Interest rate swap periodic costs (1)	53,592	71,054	46,262	23,182	194,090
Total interest expense	90,075	95,036	63,816	35,648	284,575
Net interest income	262,822	231,718	200,912	128,845	824,297
Other interest rate swap periodic costs (3)	(33,252)	(1,773)	—	—	(35,025)
Adjusted net interest income	229,570	229,945	200,912	128,845	789,272
Operating expenses	24,459	21,479	16,969	11,051	73,958
Net spread income	$205,111	$208,466	$183,943	$117,794	$715,314
Weighted average number of common shares outstanding - basic and diluted	210,263	180,725	130,467	90,304	153,344
Net spread income per common share - basic and diluted	$0.98	$1.15	$1.41	$1.30	$4.66

AMERICAN CAPITAL AGENCY CORP.
RECONCILIATION OF GAAP NET INCOME TO ESTIMATED TAXABLE INCOME (2)
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended				For the Year Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2011
Net income	$208,714	$250,401	$177,822	$133,543	$770,480
Book to tax differences:
Net income of taxable REIT subsidiary (4)	(5,496)	—	—	—	(5,496)
Premium amortization, net	19,857	34,304	8,126	(5,053)	57,234
Realized and unrealized gain (loss), net	113,471	49,457	17,738	22,784	203,450
Other	1,345	1,126	—	—	2,471
Total book to tax differences	129,177	84,887	25,864	17,731	257,659
Estimated REIT taxable income	$337,891	$335,288	$203,686	$151,274	$1,028,139
Weighted average number of common shares outstanding - basic and diluted	210,263	180,725	130,467	90,304	153,344
Estimated REIT taxable income per common share - basic and diluted	$1.61	$1.86	$1.56	$1.68	$6.70
Estimated cumulative undistributed REIT taxable income per common share - basic and diluted (5)	$0.80	$0.85	$0.44	$0.42	$0.80

American Capital Agency Corp.
February 6, 2012

AMERICAN CAPITAL AGENCY CORP.
KEY STATISTICS*
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Fixed-rate agency securities, at fair value - as of period end	$51,483,566	$38,278,257	$34,800,624	$22,875,909	$9,101,479
Adjustable-rate agency securities, at fair value - as of period end	2,773,638	3,237,779	4,612,940	4,915,994	3,950,164
CMO agency securities, at fair value - as of period end	246,868	246,157	265,099	290,321	401,898
Interest-only strips agency securities, at fair value - as of period end	141,768	168,213	206,829	110,351	56,739
Principal-only strips agency securities, at fair value - as of period end	36,877	40,013	40,215	—	—
Total agency securities, at fair value - as of period end	$54,682,717	$41,970,419	$39,925,707	$28,192,575	$13,510,280
Total agency securities, at cost - as of period end	$53,693,673	$41,203,908	$39,667,158	$28,253,308	$13,533,896
Total agency securities, at par - as of period end (6)	$51,266,161	$39,319,414	$37,993,602	$27,058,509	$12,907,584
Average agency securities, at cost	$46,059,878	$41,667,838	$31,552,263	$19,361,473	$11,603,957
Average agency securities, at par	$43,967,679	$39,891,946	$30,219,603	$18,540,137	$11,028,572
Average total assets, at fair value	$51,809,190	$47,077,307	$34,442,961	$20,472,785	$11,605,200
Average repurchase agreements	$42,183,591	$38,484,147	$28,668,011	$17,755,790	$10,813,568
Average stockholders' equity	$5,564,436	$4,871,687	$3,785,199	$2,411,628	$1,291,127
Total premium amortization, net	$121,173	$112,567	$78,923	$45,599	$33,161
Average coupon (7)	4.31%	4.40%	4.55%	4.58%	4.86%
Average asset yield (8)	3.06%	3.14%	3.35%	3.39%	3.48%
Average cost of funds (9)	(1.16)%	(1.00)%	(0.89)%	(0.81)%	(0.90)%
Average net interest rate spread (10)	1.90%	2.14%	2.46%	2.58%	2.58%
Average coupon - as of period end	4.23%	4.35%	4.44%	4.56%	4.70%
Average asset yield - as of period end	3.07%	3.18%	3.45%	3.47%	3.31%
Average cost of funds - as of period end (11)	(1.13)%	(1.24)%	(1.09)%	(1.05)%	(1.03)%
Average net interest rate spread - as of period end	1.94%	1.94%	2.36%	2.42%	2.28%
Average actual CPR for securities held during the period	9%	8%	9%	13%	18%
Average forecasted CPR - as of period end	14%	13%	10%	10%	12%
Leverage - average during the period (12)	7.6:1	7.9:1	7.6:1	7.4:1	8.4:1
Leverage - as of period end (13)	7.9:1	7.7:1	7.5:1	7.6:1	7.8:1
Expenses % of average assets (14)	0.19%	0.18%	0.20%	0.22%	0.23%
Expenses % of average stockholders' equity (15)	1.74%	1.75%	1.80%	1.86%	2.03%
Net book value per common share as of period end (16)	$27.71	$26.90	$26.76	$25.96	$24.24
Dividends declared per common share	$1.40	$1.40	$1.40	$1.40	$1.40
Annualized economic return (17)	32.6%	22.9%	34.0%	52.2%	37.4%
Net income return on average stockholders' equity (18)	14.9%	20.4%	18.8%	22.5%	42.4%
Comprehensive income return on average equity (19)	34.0%	22.3%	25.9%	26.0%	21.0%

*Average numbers for each period are weighted based on days on the Company's books and records. All percentages are annualized.

1.
During the third quarter 2011, the Company voluntarily discontinued hedge accounting under GAAP. Accumulated other comprehensive loss (“OCI”) on the Company's de-designated interest rate swaps as of September 30, 2011 is being amortized on a straight-line basis over the remaining swap terms into interest expense. All other periodic interest costs, termination fees and mark-to-market adjustments associated with interest rate swaps are reported in other income (loss), net pursuant to GAAP. Subsequent to discontinuation of hedge accounting, for the three months ended December 31, 2011 and September 30, 2011 and the year ended December 31, 2011, other income (loss), net, included $33.3 million, $1.8 million and $35.1 million of other periodic swap interest costs, respectively.

2.	Table includes non-GAAP financial measures. Refer to "Use of Non-GAAP Financial Information" for additional discussion of non-GAAP financial measures.

3.
Other interest rate swap periodic costs represent incremental periodic interest costs associated with interest rate swaps in excess of amounts reclassified from accumulated OCI into interest expense. Other interest rate swap periodic costs does not include termination fees or mark-to-market adjustments associated with interest rate swaps.

American Capital Agency Corp.
February 6, 2012

4.	Represents the GAAP net income of the Company's wholly-owned taxable REIT subsidiary, net of corporate income tax. Amount excluded from REIT taxable income until distributed to the REIT.

5.	Based on shares outstanding as of each period end.

6.	Excludes the underlying unamortized principal balance ("UPB") of our interest-only securities.

7.	Weighted average coupon for the period was calculated by dividing the total coupon (or cash) interest income on agency securities by the daily weighted average agency securities held.

8.
Weighted average asset yield for the period was calculated by dividing the total interest income on agency securities, less amortization of premiums and discounts, by the daily weighted average amortized cost of agency securities held.

9.
Cost of funds includes repurchase agreements and interest rate swaps (including de-designated swaps and swaps never designated as hedges under GAAP). Weighted average cost of funds for the period was calculated by dividing the total cost of funds by the daily weighted average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period.

10.	Net interest rate spread for the period was calculated by subtracting the weighted average cost of funds from the weighted average asset yield.

11.
Cost of funds as of period end includes repurchase agreements and other debt outstanding plus the impact of interest rate swaps in effect as of each period end plus forward starting swaps becoming effective, net of swaps expiring, within three months of each period end.

12.
Leverage during the period was calculated by dividing the daily weighted average repurchase agreements and other debt outstanding, less repurchase agreements for treasury securities, for the period by the average month-ended stockholders' equity for the period.

13.
Leverage at period end was calculated by dividing the sum of the amount outstanding under repurchase agreements, net receivable / payable for unsettled agency securities and other debt by total stockholders' equity at period end.

14.	Expenses as a % of average total assets was calculated by dividing total expenses by average total assets for the period.

15.	Expenses as a % of average stockholders' equity was calculated by dividing total expenses by the month-ended stockholders' equity.

16.	Net book value per share was calculated by dividing total stockholders' equity by the number of shares outstanding.

17.	Annualized economic return represents the sum of the change in net asset value and dividends declared during the period over the beginning net asset value on an annualized basis.

18.	Annualized net income return on average stockholders' equity for the period was calculated by dividing net income by the average month-ended stockholders' equity on an annualized basis.

19.
Annualized comprehensive income return on average stockholders' equity for the period was calculated by dividing comprehensive income by the average month-ended stockholders' equity on an annualized basis.

AT-THE-MARKET OFFERING PROGRAM
The Company's At-the-Market Offering Program enables the Company to publicly offer and sell, from time to time, shares of common stock in privately negotiated and/or at-the-market transactions pursuant to sales agreements with underwriters. During the quarter, the Company did not issue stock under the program. As of December 31, 2011, 26.2 million shares of common stock remain available for issuance under the program.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
During the quarter, AGNC did not issue shares under the Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) through either direct stock purchases or dividend reinvestment.

AGNC's Plan provides prospective investors and existing stockholders with a convenient and economical method to purchase shares of the Company's common stock.  By participating in the Plan, investors may purchase additional shares of common stock by reinvesting some or all of the cash dividends received on shares of the Company's common stock.  Investors may also make optional cash purchases of shares of the Company's common stock subject to certain limitations detailed in the Plan prospectus. To review the Plan prospectus, please visit the Company's website at www.AGNC.com.

STOCKHOLDER CALL
AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder

American Capital Agency Corp.
February 6, 2012

call on February 7, 2012 at 11:00 am ET. The stockholder call can be accessed through a live webcast, free of charge, at www.AGNC.com or by dialing (877) 569-8701 (U.S. domestic) or +1 (574) 941-7382 (international). Please provide the operator with the conference ID number 42070592. If you do not plan on asking a question on the call and have access to the internet, please take advantage of the webcast.

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q4 2011 Earnings Presentation link to download and print the presentation in advance of the Stockholder Call.

An archived audio of the stockholder call combined with the slide presentation will be made available on the Company's website after the call on February 7. In addition, there will be a phone recording available from 1:00 pm ET February 7 until 11:59 pm ET February 21. If you are interested in hearing the recording of the presentation, please dial (855) 859-2056 (U.S. domestic) or (404) 537-3406 (international). The conference ID number is 42070592.

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AMERICAN CAPITAL AGENCY CORP.
American Capital Agency Corp. is a real estate investment trust (“REIT”) that invests in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital AGNC Management, LLC, an affiliate of American Capital, Ltd. For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL, LTD.
American Capital, Ltd., is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products.  Founded in 1986, American Capital has $57 billion in assets under management and seven offices in the U.S. and Europe.  American Capital and its affiliates will consider investment opportunities from $10 million to $300 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company's assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

American Capital Agency Corp.
February 6, 2012

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the results presented in accordance with GAAP, this release includes certain non-GAAP financial information, including net spread income, estimated taxable income and certain financial metrics derived from non-GAAP information, such as estimated undistributed taxable income, which the Company's management uses in its internal analysis of results, and believes may be informative to investors.

Net spread income consists of adjusted net interest income, less total operating expenses. Adjusted net interest income is interest income less interest expense (or “GAAP net interest income”), less other periodic interest rate swap interest costs reported in other income (loss), net.

Estimated taxable income is pre-tax income calculated in accordance with the requirements of the Internal Revenue Code rather than GAAP. Estimated taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. Examples include (i) unrealized gains and losses associated with interest rate swaps and other derivatives and securities marked-to-market in current income for GAAP purposes, but excluded from estimated taxable income until realized or settled, (ii) temporary differences related to the amortization of premiums paid on investments and (iii) timing differences in the recognition of certain realized gains and losses. Furthermore, estimated taxable income can include certain information that is subject to potential adjustments up to the time of filing of the appropriate tax returns, which occurs after the end of the calendar year of the Company.

The Company believes that these non-GAAP financial measures provide information useful to investors because net spread income is a financial metric used by management and investors and estimated taxable income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. The Company also believes that providing investors with net spread income, estimated taxable income and certain financial metrics derived based on such estimated taxable income, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because net spread income and estimated taxable income are an incomplete measure of the Company's financial performance and involve differences from net income computed in accordance with GAAP, net spread income and estimated taxable income should be considered as supplementary to, and not as a substitute for, the Company's net income computed in accordance with GAAP as a measure of the Company's financial performance. In addition, because not all companies use identical calculations, the Company's presentation of net spread income and estimated taxable income may not be comparable to other similarly-titled measures of other companies.